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                               December 12, 1995

Douglas B. Silver
3891 East Irwin Place
Littleton, Colorado 80122

        Re: Employment Agreement Dated June 1, 1995

Doug:

     This will confirm the acceptance of your resignation as an officer and director of Aurtex, Inc. (the "Company"), effective November 30, 1995. You have asserted that you are entitled to full severance benefits pursuant to your Employment Agreement, and have agreed to accept $50,000.00 plus a waiver and release of any and all claims of the Company against you and Balfour Holdings, Inc. (which waiver and release is hereby given) in exchange for a waiver of those severance benefits. Your waiver is contingent on receipt of the entire amount in cash or certified funds on or before the due date specified in the following sentence. This payment is to be made to you as soon as possible, but in any event no later than the first to occur of: (i) the Company's sale of the any of the 2,080,000 shares of Common Stock of Northfield Minerals, Inc. evidenced by share certificate no. 02714, (the "Shares") or (ii) May 15, 1996. This obligations of the Company is to be represented by a promissory note and secured by a pledge of the Shares (and all additional shares, notes, cash, securities, dividends, rights, or other property at any time and from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such Shares, and all proceeds) which you will hold until you are paid in full.

     To assist the Company in the transition, you have agreed to serve as a paid consultant to the Company during the month of December 1995. You will be available for seven (7) working days during the month and have been compensated $4,000 for those services. Should the Company desire additional services, you have agreed to provide them at the rate of $100 per hour and agree to use reasonable efforts to be available as needed on that basis. Of course, consistent with prior practices, your reasonable expenses incurred in furtherance of the Company's business will be reimbursed on demand. Balfour Holdings, Inc. will move out of the space it now occupies with our consent on or before January 31, 1995 and no rent shall be due or payable as a result of its occupancy.

     Your security interest shall be a first priority perfected security interest and this letter shall evidence your right to take possession of the Collateral. The Company agrees that it will execute and deliver any documents and take such other actions as may be necessary to ensure that your security interest is and remains a valid enforceable first priority perfected security interest in the Collateral. In particular, the Company agrees to deliver to you the opinion of its securities counsel that this pledge has been properly authorized and is enforceable (as well as such other opinions as are typical in pledge transactions).

                                     Very Truly Yours,
                                     Aurtex, Inc.



                                     By:
                                        ----------------------------------
                                          Armin Grabowski, Chairman and
                                             Chief Executive Officer

Read, understood and agreed to this              day of December, 1995
                                    ------------


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Douglas B. Silver
as an officer of Balfour Holdings, Inc.